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                                     FORM 12B-25

                         U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                                        SEC File No.: 0-18222
                                                        CUSIP No.: 125000 50 5


                              NOTIFICATION OF LATE FILING

                         / /Form 10-K / /Form 11-K / /Form 20-F
                                /X/FORM 10-Q / /Form N-SAR

For Period Ended:    MARCH 30, 1996
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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PART I -- REGISTRANT INFORMATION

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     Full Name of Registrant: Quantum Learning Systems, Inc.

     Former Name if Applicable: CCR, Inc.
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     Address of Principal Executive Office (Street and Number):

     1111 S.W. 17th Street
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     City, State and Zip Code: Ocala, Florida 34474
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PART II -- RULES 12b-25(b) and (c)
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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

/ x /     (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
          (b)  The subject annual report or semi-annual report/portion, thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject


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            quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Forms 10-K, 11-K, 20-F, 10-Q, or N-SAR, or portion thereof, could not be filed within the prescribed time period.

     The Company has only recently obtained all information concerning the acquisition of Corporacion Pipasa, S.A., and has not been able to complete the incorporation into the appropriate financial information for the Form 10-QSB filing. The information has been received by the Company and will be incorporated into the Company's filing prior to the end of the extension period.


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PART IV -- OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification:

              Robert Bare                     423               543-5951
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                (Name)                    (Area Code)      (Telephone Number)

(2) Have all periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed: If
    the answer is no, identify report(s).                  /x/ Yes  / / No

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(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            / / Yes  /x/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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         Reasonable estimates cannot be made at this time because the auditors have not completed the proposed adjustments to the financial statements.

    James K. Isenhour, the Chairman of the Registrant, has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 14, 1996
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                                       Quantum Learning Systems, Inc.


                                       By:
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                                          James K. Isenhour
                                          Chairman of the Board

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